Exhibit 14

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus of the Sentinel Funds dated March 4, 2005 (the "Prospectus") of our report dated January 14, 2005, relating to the financial statements and financial highlights which appears in the November 30, 2004 Annual Report to Shareholders of the Sentinel Group Funds, Inc. and Sentinel Pennsylvania Tax-Free Trust, which are also incorporated by reference into the Prospectus, which Prospectus is incorporated by reference into this Registration Statement on Form N-14. We also consent to the references to us under the heading "Financial Highlights" in such Registration Statement.


PricewaterhouseCoopers LLP
New York, New York
June 7, 2005